Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002 NEWS RELEASE

Natural Resource Partners L.P.

Completes Fifth Acquisition of Coal Reserves

at Deer Run mine in Illinois Basin

HOUSTON, February 2, 2012 – Natural Resource Partners L.P. (NYSE:NRP) announced today that it has completed the fifth acquisition of coal reserves at the Deer Run mine near Hillsboro, Illinois for $40 million from Colt LLC, an affiliate of the Cline Group. The acquisition was funded with cash. NRP has paid $215 million of the $255 million slated for the acquisition of approximately 200 million tons of reserves. The final acquisition for $40 million will be associated with the completion of the first pass of the longwall, currently scheduled for August 2012.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at www.nrplp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the anticpated timing of the final payment. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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